EXHIBIT 99.1

CONTACT: CITIZENS TRUST BANK Cynthia Day SEVP and Chief Operating Officer 404-575-8300

FOR IMMEDIATE RELEASE:

CITIZENS TRUST BANK ANNOUNCES
PURCHASE AGREEMENT FOR A FULL SERVICE BRANCH IN LITHONIA, GEORGIA

ATLANTA, GA – December 11, 2008 – Citizens Trust Bank, the banking subsidiary of Citizens Bancshares Corporation, is pleased to announce the signing of a definitive agreement for its purchase of The Peoples Bank branch in Lithonia, Georgia.  The agreement with The Peoples Bank provides for Citizens Trust Bank’s purchase of approximately $51.5 million in deposits.    Upon consummation of the purchase, which is subject to regulatory approvals, the Lithonia branch will become Citizens Trust Bank’s 11th financial center and will be located at 3065 Stone Mountain Street.  The acquisition of the branch is expected to be completed in the first half of 2009.

“We are looking forward to expanding our full banking services in the Lithonia market and welcome the opportunity to service the customers, who are currently banking at that location,” stated James E. Young, President and CEO of Citizens Trust Bank.  “We believe the purchase of this branch will add significantly to our already strong presence in DeKalb County.”

Citizens Bancshares Corporation is a holding company that provides a full range of commercial and personal banking services to individual and corporate customers.  Citizens Trust Bank, formed in 1921, is committed to enabling their customers and the community to realize dreams of economic empowerment.   As a leader in the financial services industry, Citizens Trust Bank operates under a state charter and currently serves Georgia and Alabama with ten financial centers.  As of September 30, 2008, Citizens Bancshares Corporation had total consolidated assets of approximately $335 million, net loans of approximately $212 million, total deposits of approximately $287 million, and shareholders’ equity of approximately $33 million.  For more information on Citizens Trust Bank please visit www.CTBconnect.com.

Sandler O’Neill + Partners L.P. served as financial advisor to Citizens Trust Bank in the acquisition and Hunton & Williams LLP served as legal advisor to Citizens Trust Bank.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, the ability to continue to grow Citizens Trust Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace and general economic conditions.  The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Citizens Bancshares Corporation’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by Citizens Bancshares Corporation with the Securities and Exchange Commission.